EXHIBIT 5.1

Alan A. Blakeboro

Gary j. hill

Diana Jessup Lee

Bruce W. McRoy

Michael E. Pfau

Daniel A. Reicker

Andrew D. Simons

Timothy J. Trager

Fernando Velez, Jr.

__________

Robert B. Forouzandeh

Stephen E. White

1421 State Street, Suite B Santa Barbara, CA 93101 Telephone (805) 966-2440 Fax (805) 966-3320 June 12, 2013	Mailing Address: Post Office Box 1470 Santa Barbara, CA 93102-1470 _______ www.reickerpfau.com _______ Kurt H. Pyle, Retired

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Ladies and Gentlemen:

I have served as counsel to EnerJex Resources, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or about June 12, 2013 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of up to 5,000,000 shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), issuable upon the exercise of options granted by the Company under its 2013 Incentive Plan (the "Plan").

In connection with the foregoing, I have examined, among other documents, copies of the following: (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof (iii) the Amended and Restated Bylaws of the Company, as amended to the date hereof and (iv) the Plan. I have also examined originals or copies, of such corporate records certificates or other documents, and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or conformed copies or facsimiles.

In addition, I have assumed that, at or prior to the time of issuance and sale of any of the Shares:  (i) no stop order shall have been issued in respect of the Registration Statement, (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares or the ability or the capacity of the Company to issue any of the Shares, and (iii) the Company shall not have effected any material change to its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.

I am admitted to practice law in the States of California and Connecticut and I do not purport to be an expert on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the States of California and Connecticut.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which Shares are issued pursuant to the Plan, (b) the Shares to be issued have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the shareholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plan and the issuance of options, other rights and Common Stock to be issued pursuant to the Plan (the "Corporate Action"), and (d) the options, other rights and shares of Common Stock to be issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Plan and related agreements and instruments, I am of the opinion that the Shares, when issued and sold as provided in the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

EnerJex Resources, Inc.

June 12, 2013

 I hereby consent to the filing of this opinion as an exhibit to the Registration or as an exhibit to applications to the securities commissioners of the various states of the United States of America, to the extent so required, in connection with the registration of the shares of Common Stock.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and I disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of the opinions contained herein as of a later date.

Very truly yours,

Reicker, Pfau, Pyle & McRoy LLP

/s/ Michael E. Pfau
Michael E. Pfau, Partner